Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Silicom Ltd.:

We consent to the use of our report dated May 29, 2007, with respect to the consolidated balance sheets of Silicom Ltd. and its subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, incorporated herein by reference, which report appears in the annual report on Form 20-F for the year ended December 31, 2006 of Silicom Ltd., filed with the Securities and Exchange Commission on May 30, 2007, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in the method of accounting for share-based compensation upon adoption of Financial Accounting Standards Board Statement 123(R), “Share-Based Payment”.

/s/ Somekh Chaikin

Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

Tel Aviv, Israel
June 7, 2007